CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            COFFEE HOLDING CO., INC.

      Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, it is hereby certified that:

      FIRST: The name of the corporation (the "corporation") is Coffee Holding Co., Inc. The corporation's articles or incorporation were filed on October 9, 1995. The original name of the corporation was Transpacific International Group Corp. The name was changed on May 27, 1998.

      SECOND: The Board of Directors of the corporation duly adopted the following resolutions on February 10, 1998:

            "RESOLVED, that it is advisable in the judgment of the Board of Directors of the corporation that the number of authorized shares of the corporation be increased and the corporation be authorized to issue preferred stock with par value of $0.001 per share, and that, in order to accomplish the same, Article "FOURTH" of the Articles of Incorporation be amended to read as follows:

            'FOURTH: (i) The aggregate number of shares which the Corporation shall have authority to issue is 40,000,000, divided into 30,000,000 shares of common stock of the par value of $0.001 per share and 10,000,000 shares of preferred stock of the par value of $0.001 per share.

                  (ii) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article "FOURTH," to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The  authority of the Board of Directors  with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The  number of shares  constituting  that  series  and the distinctive designation of that series;


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                  (b) The  divided  rate on the shares of that  series,  whether dividends shall be cumulative, and, if so, from which date or date, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights,  in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The  rights of the  shares of that  series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series;

                  (h) Any other relative rights,  preferences and limitations of that series.

                  Dividends on  outstanding  shares of preferred  stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                  If upon any voluntary or involuntary liquidation,  dissolution or winding up of the corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.'

            FURTHER RESOLVED, that a special meeting of stockholders having voting power be and it is hereby called and that notice be given in the manner prescribed by the Bylaws of the corporation and Nevada Revised Statutes, Title 7, Chapter 78, unless the said stockholders shall waive the notice of meetings in writing or unless


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

            all of said stockholders shall dispense with the holding of a meeting and shall take action upon the proposed amendments by a consent in writing signed by them; and

            FURTHER RESOLVED, that, in the event that the said stockholders shall adopt for the aforesaid proposed amendments by a vote in favor thereof by at least a majority of the voting power or by a written consent in favor thereof signed by all of them without a meeting, the corporation is hereby authorized to make by the hands of its President or a Vice President and by its Secretary or an Assistant Secretary a certificate setting forth the said amendments and to cause the same to be filed pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78."

      THIRD: The total number of outstanding shares having voting power of the corporation is 3,999,650, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 3,999,650.

      FOURTH: The holders of all of the aforesaid total number of outstanding shares having voting power, to wit, 3,999,650 shares, dispensed with the holding of a meeting of stockholders and adopted the amendments herein certified by a consent in writing signed by all of them in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.320.

Signed on August 11, 1998

                                                     /s/ Andrew Gordon
                                                     ------------------------
                                                     Andrew Gordon, President

                                                     /s/ David Gordon
                                                     -----------------------
                                                     David Gordon, Secretary

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